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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Press Contacts:

Ellen Brooks                                                 Thane Ryland
Investor Relations                                           PR Director
ebrooks@ashford.com                                          tryland@guild.com
713.369.1300                                                 608.227.4163


                     Ashford Receives Nasdaq Notification


HOUSTON, April 17, 2001 - Ashford.com (Nasdaq: ASFD), the world's leading e-commerce destination offering luxury goods to individuals and corporate clients, announced today that it has received a letter from the Nasdaq National Market indicating that the company no longer complies with the $1.00 minimum bid price requirement stated in Marketplace Rule 4450 (a)(5).

Ashford.com has until July 9, 2001, ninety calendar days, to regain compliance with this rule, which would require the company's stock to achieve a bid price $1.00 or more for a minimum of 10 consecutive days during that period. If Ashford.com fails to meet this requirement, it will become subject to delisting from the Nasdaq National Market, at which time the company can appeal the delisting to a Nasdaq Listing Qualifications Panel.

About Ashford.com

Ashford.com is the world's leading e-commerce destination offering luxury goods to individual and corporate clients. The company's e-commerce site, located at http://www.ashford.com, offers a vast selection of more than 20,000 styles of diamonds, new and vintage watches, jewelry, fragrances, leather accessories, ties, scarves, sunglasses, writing instruments, home and lifestyle products, fine art and corporate gifts from more than 400 leading brands. Dedicated to creating an exceptional shopping experience, Ashford.com provides next-day delivery, attractive gift packaging, and a 30-day money-back guarantee on all merchandise. The company also offers the Ashford.com Protection Plus(SM) policy, which provides outstanding product warranties, customer privacy, and site security. Ashford.com is headquartered in Houston, Texas.